                                                                       EXHIBIT 3





                            STOCK PURCHASE AGREEMENT


                           DATED AS OF JANUARY 5, 1995


                                     BETWEEN


                             TJ INTERNATIONAL, INC.

                                       AND

                              ANDERSEN CORPORATION
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                                TABLE OF CONTENTS

                                                                            PAGE

1.        PURCHASE OF STOCK. . . . . . . . . . . . . . . . . . . . . . . . .   1
          (a)  Shares to be Purchased. . . . . . . . . . . . . . . . . . . .   1
          (b)  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .   1
          (c)  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
          (d)  Final Determination, Payments and Allocation of Fixed
               Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .   5
          (e)  Contingent Purchase Price and Payment . . . . . . . . . . . .   7
               (f)  Expenses and Refusal to Continue . . . . . . . . . . . .   8

2.        REPRESENTATIONS AND WARRANTIES OF TJI. . . . . . . . . . . . . . .   9
          (a)  Disclosure Schedule . . . . . . . . . . . . . . . . . . . . .   9
          (b)  Corporate Organization, Minute Books and Records. . . . . . .   9
          (c)  Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  10
          (d)  Authorization . . . . . . . . . . . . . . . . . . . . . . . .  11
          (e)  Non-Contravention . . . . . . . . . . . . . . . . . . . . . .  11
          (f)  Consents and Approvals. . . . . . . . . . . . . . . . . . . .  11
          (g)  Financial Statements. . . . . . . . . . . . . . . . . . . . .  12
          (h)  Loss Contingencies; Other Liabilities . . . . . . . . . . . .  12
          (i)  Absence of Certain Changes. . . . . . . . . . . . . . . . . .  12
          (j)  Real Properties . . . . . . . . . . . . . . . . . . . . . . .  13
          (k)  Machinery, Equipment, Vehicles and Personal Property. . . . .  14
          (l)  Inventories . . . . . . . . . . . . . . . . . . . . . . . . .  14
          (m)  Receivables and Payables. . . . . . . . . . . . . . . . . . .  14
          (n)  Intellectual Property . . . . . . . . . . . . . . . . . . . .  15
          (o)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  16
          (p)  Tax and Government Returns. . . . . . . . . . . . . . . . . .  16
          (q)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  17
          (r)  Pension and Retirement Plans. . . . . . . . . . . . . . . . .  17
          (s)  Bank Accounts; Powers of Attorney . . . . . . . . . . . . . .  19
          (t)  Contracts and Commitments; No Default . . . . . . . . . . . .  20
          (u)  Orders, Commitments and Returns . . . . . . . . . . . . . . .  21
          (v)  Employment Matters. . . . . . . . . . . . . . . . . . . . . .  21
          (w)  Dealers and Suppliers . . . . . . . . . . . . . . . . . . . .  24
          (x)  Permits and Other Operating Rights. . . . . . . . . . . . . .  24
          (y)  Compliance with Law . . . . . . . . . . . . . . . . . . . . .  24
          (z)  Assets of Business. . . . . . . . . . . . . . . . . . . . . .  24
          (aa) Business Generally. . . . . . . . . . . . . . . . . . . . . .  24
          (ab) Environmental and Occupational Health and Safety
               Matters.. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
          (ac) Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
          (ad) Outlook Representations . . . . . . . . . . . . . . . . . . .  26
          (ae) Accuracy of Information . . . . . . . . . . . . . . . . . . .  26

3.        REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . . .  26
          (a)  Corporate Organization. . . . . . . . . . . . . . . . . . . .  26
          (b)  Authorization . . . . . . . . . . . . . . . . . . . . . . . .  26
          (c)  Non-Contravention . . . . . . . . . . . . . . . . . . . . . .  26
          (d)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  27

          (e)  Consents and Approvals. . . . . . . . . . . . . . . . . . . .  27
          (f)  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

4.        COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          (a)  Agreements as to Specified Matters. . . . . . . . . . . . . .  27
          (b)  Conduct of Business . . . . . . . . . . . . . . . . . . . . .  29
          (c)  No Solicitation of Alternate Transaction. . . . . . . . . . .  29
          (d)  Full Access to Purchaser. . . . . . . . . . . . . . . . . . .  29
          (e)  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  29
          (f)  Filings; Consents; Removal of Objections. . . . . . . . . . .  30
          (g)  Further Assurances; Cooperation; Notification . . . . . . . .  30
          (h)  Supplements to Disclosure Schedule. . . . . . . . . . . . . .  31
          (i)  Public Announcements. . . . . . . . . . . . . . . . . . . . .  31

5.        CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . .  31
          (a)  Representations and Warranties True . . . . . . . . . . . . .  31
          (b)  Performance . . . . . . . . . . . . . . . . . . . . . . . . .  32
          (c)  Required Approvals and Consents . . . . . . . . . . . . . . .  32
          (d)  Adverse Changes . . . . . . . . . . . . . . . . . . . . . . .  32
          (e)  No Proceeding or Litigation . . . . . . . . . . . . . . . . .  32
          (f)  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . .  32
          (g)  Legislation . . . . . . . . . . . . . . . . . . . . . . . . .  32
          (h)  Acceptance by Counsel to Purchaser. . . . . . . . . . . . . .  32
          (i)  Certificates. . . . . . . . . . . . . . . . . . . . . . . . .  32
          (j)  Due Diligence . . . . . . . . . . . . . . . . . . . . . . . .  33
          (k)  Collective Bargaining Agreement . . . . . . . . . . . . . . .  33
          (l)  Management Employees. . . . . . . . . . . . . . . . . . . . .  33
          (m)  Tax Refunds . . . . . . . . . . . . . . . . . . . . . . . . .  33
          (n)  Release.  . . . . . . . . . . . . . . . . . . . . . . . . . .  33

6.        CONDITIONS TO TJI'S OBLIGATIONS. . . . . . . . . . . . . . . . . .  33
          (a)  Representations and Warranties True . . . . . . . . . . . . .  33
          (b)  Performance . . . . . . . . . . . . . . . . . . . . . . . . .  33
          (c)  Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .  33
          (d)  No Proceeding or Litigation . . . . . . . . . . . . . . . . .  34
          (e)  Certificates. . . . . . . . . . . . . . . . . . . . . . . . .  34
          (f)  Opinion of Purchaser's Counsel. . . . . . . . . . . . . . . .  34
          (g)  Acceptance by Counsel . . . . . . . . . . . . . . . . . . . .  34
          (h)  Management Employees. . . . . . . . . . . . . . . . . . . . .  34

7.        TERMINATION AND ABANDONMENT. . . . . . . . . . . . . . . . . . . .  34
          (a)  Methods of Termination. . . . . . . . . . . . . . . . . . . .  34
          (b)  Procedure Upon Termination. . . . . . . . . . . . . . . . . .  34

8.        SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . .  35
          (a)  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  35
          (b)  Indemnification by Purchaser -- Untrue Representations
               or Breach of Warranties or Covenants. . . . . . . . . . . . .  35
          (c)  Indemnification by TJI -- Untrue Representation or
               Breach of Warranty. . . . . . . . . . . . . . . . . . . . . .  35
          (d)  Indemnification by and Covenants of TJI -- Employment
               Termination . . . . . . . . . . . . . . . . . . . . . . . . .  36

          (e)  Indemnification -  Indemnities Relating to
               Environmental Matters Described in Exhibit 8(e).  . . . . . .  36
          (f)  Indemnification - Indemnities Regarding Litigation
               Described in the Disclosure Schedule. . . . . . . . . . . . .  37
          (g)  Indemnification by TJI -- Other . . . . . . . . . . . . . . .  37
          (h)  Limitation on and Method for Making Claims for
               Indemnification . . . . . . . . . . . . . . . . . . . . . . .  37
          (i)  Special Procedures Regarding Environmental Matters. . . . . .  38

9.        MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . .  39
          (a)  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
          (b)  Amendment and Modification. . . . . . . . . . . . . . . . . .  39
          (c)  Waiver of Compliance; Consents. . . . . . . . . . . . . . . .  39
          (d)  No Third Party Beneficiaries. . . . . . . . . . . . . . . . .  39
          (e)  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
          (f)  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .  40
          (g)  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  41
          (h)  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  41
          (i)  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
          (j)  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .  41
          (k)  Injunctive Relief . . . . . . . . . . . . . . . . . . . . . .  41
          (l)  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . .  42
          (m)  Non-Competition . . . . . . . . . . . . . . . . . . . . . . .  42

                                LIST OF EXHIBITS


NAME OF EXHIBIT                                             NUMBER OF EXHIBIT
---------------                                             -----------------

Dashwood and Laflamme Pro Forma Balance Sheet. . . . . .    Exhibit 1(a)

Disclosure Schedule. . . . . . . . . . . . . . . . . . .    Exhibit 2

Purchaser Approvals. . . . . . . . . . . . . . . . . . .    Exhibit 3(e)

Certain Environmental Matters. . . . . . . . . . . . . .    Exhibit 8(e)

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, dated as of January 5, 1995, is by and between ANDERSEN CORPORATION, a corporation organized under the laws of the State of Minnesota ("Purchaser") and TJ INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware ("TJI").

     A. TJI recently transferred to OUTLOOK WINDOW PARTNERSHIP, a partnership organized under the laws of Delaware ("Outlook") record ownership of all of the shares of the outstanding capital stock, common and preferred (collectively the "Stock") of Dashwood Industries Limited, a company organized under the laws of Ontario, Canada (the "Company"), but retained beneficial ownership thereof, including a right to require Outlook to divest itself of such record ownership and take other related action in favor of Purchaser;

     B. Purchaser wishes to acquire and TJI wishes Outlook to sell to Purchaser the Stock on the terms and conditions set forth herein.

     C. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with such acquisition and sale and prescribe various conditions to such transaction.

     Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

1.   PURCHASE OF STOCK.

     (a) SHARES TO BE PURCHASED. Subject to the terms hereof and upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as shall have been waived in accordance with the terms hereof), TJI agrees to sell, transfer, assign and deliver its beneficial ownership of, and to cause Outlook to sell, transfer, assign and deliver its record ownership of, the Stock to Purchaser, and Purchaser agrees to acquire the same at the Closing (as hereinafter defined), such acquisition to be effective for financial accounting as of midnight between December 31, 1994 and January 1, 1995 (the "Effective Time"), but effective for tax purposes at the start of the day of the Closing (the "Tax Effective Date"), it being agreed that TJI and Purchaser shall each take all reasonable steps to ensure that the 1994 tax years of Dashwood and R. Laflamme & Frere Inc., a corporation organized under the laws of Quebec and a wholly-owned subsidiary of the Company ("Laflamme") is extended so as to end on the day preceding the day of Closing.

     (b) PURCHASE PRICE. Purchaser will, in full payment for both record and beneficial ownership of the Stock, pay a purchase price equal to the sum of the Dashwood Price plus the Laflamme Price plus

Three Hundred Thousand United States Dollars (U.S. $300,000) (this sum the "Fixed Purchase Price"), plus the amount, if any, of the Contingent Purchase Price as defined in Section 1(e) hereof (collectively the "Purchase Price").

     The Dashwood Price shall be equal to the sum of Adjusted Net Worth of the Company plus the Fourth Quarter Loss Adjustment plus the Risk Asset Obligation.

     Adjusted Net Worth of the Company shall mean the amount of the shareholders' equity of the Company as of the Effective Time, adjusted as provided herein and determined under generally accepted accounting principles as applied in the United States ("GAAP") applied on a basis consistent with the application thereof in the preparation of the financial statements of the Company as of September 30, 1994 ("DW 94 GAAP"), all as reflected in the pro forma balance sheet of the Company as of September 30, 1994 attached hereto as
Exhibit 1(a) (the "Dashwood Pro Forma Balance Sheet"), but in any event applying materiality standards determined assuming the Company is a stand-alone business; provided that (I) the warranty reserve shall be determined by reference to objective criteria such as historic experience, (II) there shall be an appropriate accrual under GAAP reflecting the tax position of the Company on a stand-alone basis (without regard to the NOLs or the Tax Receivable as hereinafter defined) as of the Tax Effective Date and (III) there shall in any event be excluded from the computation of Adjusted Net Worth of Dashwood any amounts attributable to:

          (i) so much of the deferred tax provision of the Company as reflects only an inter-company allocation of consolidated tax obligations of TJI and its subsidiaries, referred to in the balance sheet of the Company as of September 30, 1994, which is included in the first column of Exhibit 1(a)(the "DW 9/94 Balance Sheet") as the "tax cushion";

          (ii) any accrual with respect to the right to receive a refund with respect to income taxes, whether designated as an asset or a contra-account liability, including all or any part of the One Million Eight Hundred Two Thousand Canadian Dollars (Can. $1,802,000.00) claimed immediately prior to the Tax Effective Time by the Company from the province of Ontario as a refund of taxes and interest previously paid (such amount so claimed the "Tax Receivable");

          (iii) net operating (non-capital) losses of the Company incurred prior to the Tax Effective Time and available as a deduction against future taxable income for Canadian federal and provincial income tax purposes (the "Dashwood NOLs") or any benefit therefrom (including any "book benefit" of the type described in the DW 9/94 Balance Sheet);

          (iv) other selected assets of the Company which are neither current assets or fixed operating assets of the Company and which the parties mutually agree shall be transferred to TJI or its affiliates in kind effective as of the Effective Time;

          (v) any inter-company obligations of the Company to TJI, Outlook or any other of their respective affiliates (including Laflamme), except any trade payable for value received incurred in the ordinary course of business; and

          (vi) the Company's equity holdings in Laflamme, and to the extent included in the computation of Adjusted Net Worth of Laflamme, any debt of the Company to any bank or financial institution, including any debt associated with the acquisition of Laflamme.

     The Fourth Quarter Loss Adjustment shall mean an amount equal to the lesser of U.S. $300,000 or one third of the net operating losses incurred by the Company during the fourth quarter of its 1994 fiscal year and which are available as a deduction against future taxable income for Canadian federal and provincial income tax purposes.

     The Risk Asset Obligation shall mean fifty percent (50%) of the Tax Receivable, plus an amount equal to the sum of any income taxes together with interest and penalties thereon assessed against the Company after the Effective Time but prior to the date that the Fixed Purchase Price is finally determined in accordance with Section 1(d) hereof, provided that such sum shall be accrued for and reduce the Fixed Purchase Price as so determined (such sum the "Interim Assessments"), plus fifty percent (50%) of the tax benefit of the difference between the Dashwood NOLs less the amount, if any, of any indebtedness forgiven for Canadian income tax purposes from or in connection with the transactions contemplated hereby (including those described in Section 1(d) hereof) and not otherwise taken into account in computing the Dashwood NOLs, the tax benefit of such difference being forty percent (40%) thereof, net of tax cost associated with the receipt thereof, minus One Hundred Sixty-Seven Thousand Canadian Dollars (Can. $167,000).

     The Laflamme Price shall be equal to the sum of the Adjusted Net Worth of Laflamme plus the Applied NOL, in each case computed as of the Effective Time.

     Adjusted Net Worth of Laflamme shall mean the amount of the shareholders' equity of Laflamme as of the Effective Time, adjusted as provided herein and determined under GAAP applied on a basis consistent with the application thereof in preparation of the balance sheet of Laflamme as of December 3, 1994 (such GAAP the "LF 94 GAAP" and such balance sheet the "LF 12/94 Balance Sheet"), but in any event applying materiality standards determined assuming Laflamme is a stand-alone business; provided that (1) there shall be an appropriate accrual under GAAP reflecting the tax position of Laflamme on a stand alone basis without regard to items described (x) and (y) of this Section as of the Tax Effective Date, (2) the warranty reserve shall be determined by reference to objective criteria such as historic experience, and (3) there shall in any event be excluded from the computation of Adjusted Net Worth of Laflamme any amounts attributable to:

     (w) other selected assets of Laflamme which are not current assets or fixed operational assets of Laflamme and which the parties mutually agree shall be transferred to TJI or its affiliates in kind effective as of the Effective Time;

     (x) any tax asset, including any right to a refund or other repayment of income taxes, whether designated as an asset or a contra-liability account;

     (y) net operating (non-capital) losses of Laflamme incurred prior to the Tax Effective Time and available as a deduction against future taxable income for Canadian federal and provincial income tax purposes (the "LF NOLs") or any benefit therefrom (including any "book benefit" thereof); and

     (z) any inter-company obligations of Laflamme to TJI, Outlook or any of their respective affiliates (including Dashwood), except for any trade payables for value received incurred in the ordinary course of business.

The Applied NOL shall mean an amount equal to the financial accounting balance sheet "book benefit" of its net operating losses which Laflamme is able to accrue in accordance with LF 94 GAAP as an offset against its deferred taxes payable as of the Effective Time.

     (c) CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 7 hereof, a closing of the transactions contemplated hereby (the "Closing") will be held at the offices of Oppenheimer Wolff & Donnelly in St. Paul, Minnesota on January 5, 1995, or at such other time or place as the parties may agree provided, however, that if any of the conditions provided for in Sections 5 and 6 hereof shall not have been satisfied or waived by such date, then the party to this Agreement in whose favor such condition runs shall be entitled to postpone the Closing to a date not later than the Termination Date, by notice to the other parties until such condition or conditions shall have been satisfied or waived unless the parties hereto shall agree in writing to extend the date of such Closing (the date on which the Closing is to occur in accordance with the foregoing is herein referred to as the "Closing Date").

     At the Closing, TJI shall, and shall cause Outlook to, take all actions reasonably required by Purchaser to effect the transactions contemplated hereby. Without limiting the foregoing or the other requirements of this Agreement, the following shall occur, in a manner in form and substance satisfactory to Purchaser, in the order set forth below:

         (i) TJI shall cause Outlook at the Closing to deliver to Purchaser certificates representing 100% of the Stock, duly endorsed for transfer to Purchaser or as Purchaser shall direct, in exchange for delivery to TJI at the Closing of a non-interest bearing promissory note of Purchaser in a principal amount equal to Can. $3,736,000, the terms and payment schedule of which note shall be satisfactory to each of TJI and Purchaser (the "Closing Note") and

         (ii) Purchaser shall within two business days of the Closing Date loan money to the Company and/or acquire from the Company Class E, Series A Preference Shares ("New Preferred") with the effect of infusing into the Company an aggregate amount of at least U.S. $ 11,800,000.00 and

         (iii) Purchaser shall cause the Company to repay within two business days of the Closing Date then outstanding inter-company indebtedness of the Company to TJI and/or its affiliates in an amount equal to U.S. $11,800,000.00 (the initial principal amount of the Closing Note, for such purpose being deemed to be U.S. $2,680,000, plus the U.S. $11,800,000.00 of inter-company indebtedness so repaid collectively the "Closing Payment").

The delivery of the Closing Note to TJI by Purchaser shall conclusively be deemed to satisfy the obligation of Purchaser to pay an amount of the Purchase Price equal to the original principal amount of the Closing Note.

     At the Closing, TJI shall, or shall cause Outlook to, further

          (y) deliver or cause Company to deliver to the Purchaser all the documents and records relating to Company's and Laflamme's businesses and not in their possession, including all minute books, corporate records and documents, corporate seals, books of account, accounting records, past financial statements, tax returns, share certificate books and share records, title documents and surveys, all contracts, agreements, licenses, permits, patents, trade marks or other instruments to which the Company or Laflamme is a party or by which it is bound, lists of suppliers and customers of the Company or Laflamme and all other documents, files, records and other data financial or otherwise of the Company or Laflamme which may be in the possession of the Company, Laflamme, TJI or Outlook, and

          (z) cause such directors of Company and Laflamme as the Purchaser may specify to resign in favour of nominees of the Purchaser, such resignations to be effective at the Closing unless otherwise specified by the Purchaser,

     (d) FINAL DETERMINATION, PAYMENTS AND ALLOCATION OF FIXED PURCHASE PRICE. The Purchaser shall cause the Company and Laflamme to each prepare its draft financial statements in Canadian dollars as of the Effective Time in the former case in accordance with DW 94 GAAP and in the latter case in accordance with LF 94 GAAP. The amount of Adjusted Net Worth of the Company, the Adjusted Net Worth of Laflamme, the Fourth Quarter Loss Adjustment, and the Applied NOL shall each be determined based on a full audit, including appropriate footnotes, of each of the Company's and Laflamme's balance sheets as included in such draft financial statements applying such standards, and in the case of the Fourth Quarter Loss Adjustment and the Applied NOL based on the proper application of federal and provincial tax law (and to the extent not inconsistent therewith the prior practice of the relevant corporation, including prior practices with respect to taking discretionary depreciation deductions). The Risk Asset Obligation shall be determined based on the proper application of federal and provincial tax law (and to the extent not inconsistent therewith the prior practices of the relevant corporation). Such determinations shall be conducted and made by Arthur Andersen & Co., TJI's auditors ("AA"), who shall issue its opinions with respect to each such balance sheet and who shall be required by the parties to provide reasonable confirmation of its tax determinations, and be reviewed by Ernst & Young LLP ("EY"), Purchaser's auditors (such audit and such Fourth Quarter Loss Adjustment, Risk Asset Obligation and Applied NOL determinations collectively the "Audit"). EY shall have full access to the working papers of AA. The Audit shall be completed within 90 days of the Effective Time and submitted to Purchaser and TJI.

     In the event that the Purchaser and TJI shall not have agreed in writing within ninety (90) days of the Effective Time that the amount of the Adjusted Net Worth of each of the Company and Laflamme, of the Fourth Quarter Loss Adjustment, the Risk Asset Obligation and the Applied NOL have been properly determined through the Audit, and TJI and Purchaser are unable to resolve any such disagreement to their mutual satisfaction within thirty (30) days thereafter, such disagreement shall be submitted to KPMG Peat Marwick or such other firm of certified public accountants as the parties shall jointly designate in writing (the "Independent Firm"). The Independent Firm shall be requested to determine as quickly as is reasonably possible the proper resolution of the subject of disagreement applying the terms of this Agreement and acting as experts and not as arbitrators. The determination of the Independent Firm shall be final and binding on the parties absent manifest error. The cost of the Independent Firm shall be shared by the Purchaser and TJI equally.

     In the event the Fixed Purchase Price as finally determined exceeds the Closing Payment (the "Shortfall"), Purchaser, within ten (10) days of such determination, (i) shall first issue to TJI a note (the "Reconciliation Note") which shall be on the same terms as the Closing Note except that the principal amount thereof shall be equal to the excess, if any, of (i) the Risk Asset Obligation over (ii) Three Million Three Hundred Eighteen Thousand Canadian Dollars (Can. $3,318,000) and except that no principal on the Reconciliation Note shall be payable unless and until the aggregate Tax Benefits (as defined in the Closing Note) which have been Realized (as such term is also defined in the Closing Note) equals Three Million Four Hundred Eighty-Five Thousand Canadian Dollars

(Can. $3,485,000) and (ii) shall next cause the Company to repay, if a positive number, the lesser of an amount equal to the difference between the Shortfall minus the original principal amount of the Reconciliation Note or an amount equal to any indebtedness owed by the Company to TJI and its affiliates as set forth in the balance sheet prepared as a part of the Audit which has not been repaid by making of the Closing Payment (the "Inter-Co Debt") and (iii) shall finally if the Shortfall exceeds the original principal amount of the Reconciliation Note plus the aggregate amount of the Inter-Co Debt repaid in accordance with clause (ii), pay the excess directly to TJI. The delivery of the Reconciliation Note to TJI by Purchaser shall conclusively be deemed to satisfy the obligation of Purchaser to pay an amount of the Purchase Price equal to the original principal amount of the Reconciliation Note.

     In the event that the Closing Payment shall exceed the Fixed Purchase Price as so determined (such excess the "Excess Payment") (i) the first U.S.$300,000 of the Excess Payment shall be applied to eliminate the first U.S. $300,000.00 installment of principal under the Closing Note, and the balance, if any, of the Excess Payment shall be paid by TJI to Andersen in cash within such ten (10) day period.

     In the event that after making the payments required to be made by this section 1(d) there shall be any unpaid indebtedness owed by the Company or Laflamme to TJI, Outlook, any of their respective affiliates or any person claiming by or through any of them, TJI hereby agrees to forgive, and cause Outlook and such affiliates and persons to forgive, such indebtedness.

     Notwithstanding anything else contained in this Agreement, Purchaser shall have no obligation to pay to TJI in any form the amount of any Shortfall unless and until TJI shall have delivered to Purchaser a certificate issued pursuant to
Section 116 of the INCOME TAX ACT (CANADA) in respect of the sale of the Stock containing a certificate limit at least equal to the amount of the Fixed Purchase Price allocated to the Stock in accordance with the foregoing.

     (e) CONTINGENT PURCHASE PRICE AND PAYMENT. Contingent Purchase Price shall be equal to fifty percent (50%) of the difference between (i) the sum of the amount if any finally recovered from the province of Ontario with respect to the Tax Receivable together with any interest thereon paid to the Company in connection with the recovery thereof, plus the amount if any finally recovered with respect to any Interim Assessments together with any interest thereon paid to the Company in connection with the recovery thereof, plus the amount if any of corporate income taxes, federal or provincial actually saved by reason of the application of Dashwood NOLs (such savings the "NOL Savings") together with any interest thereon paid to the Company in connection with the recovery of taxes paid because the Company was improperly denied the right to apply such net operating (non-capital) losses less (ii) the sum of the Risk Asset Obligation plus

Can. $167,000 plus any tax cost incurred by the Company in connection with recovering any Risk Asset Obligation (for example, because of income taxes imposed on interest paid by any taxing authority and included in such or by reason of any increase in the Large Corporations Tax for the year due to the reduction in the amount of the two percent (2%) federal surtax on account of the application of the Dashwood NOLs).

     The amount of any Contingent Purchase Price attributable to recovery of the Tax Receivable or any Interim Assessments shall be paid to TJI by the Purchaser within thirty (30) days following the date the Tax Receivable or such Interim Assessment, as the case maybe, shall be paid to the Company by the province of Ontario, or if later following the day after which any right which the province of Ontario may have to seek to overturn or to otherwise challenge the right of Dashwood to the Tax Receivable or such Interim Assessment, as the case maybe, whether by administrative challenge, appeal or otherwise, shall have lapsed.
The amount of any Contingent Purchase Price attributable to NOL Savings shall be paid to TJI by the Purchaser after the tax return in which the relevant Pre-95 NOLs are so applied is filed (the date of such filing which reflects particular NOL Savings the "Filing Date") within thirty (30) days following the day on which any right of the province of Ontario or the Canadian government to seek to disallow or otherwise challenge such application or otherwise seek to reduce or eliminate such NOL Savings, whether by administrative challenge, appeal or otherwise, shall have lapsed (the "Lapse Date"). Contingent Purchase Price attributable to interest paid to and received by the Company shall be payable at the same time as the amount of the associated recovery of all or any portion of the Tax Receivable, Interim Assessments or NOL Savings are payable to TJI in accordance with the foregoing.

     Interest shall be payable on portions of the Contingent Purchase Price which may be payable to TJI in accordance with the foregoing only as follows: from and after the Filing Date with respect to an amount of NOL Savings until the earlier of: (A) the date such NOL Savings shall be lost to the Company by reason of an assessment, administrative challenge, appeal of a proceeding in progress or otherwise, and (B) the Lapse Date with respect to such NOL Savings. Interest shall be payable on such amount on the last business day of each calendar quarter at BMo LIBOR as in effect from time to time. BMo LIBOR with respect to interest accruing during a calendar year shall be determined annually as of the first business day of such year and shall be the interest rate at which the Bank of Montreal offered or would have offered on such date to place with first-class banks in the London interbank market deposits in Canadian dollars in amounts comparable to such NOL Savings for a period of twelve months.

     (f)  EXPENSES AND REFUSAL TO CONTINUE.   The parties agree that TJI shall
reimburse the Purchaser and the Company for fifty percent (50%) of all out-of-pocket costs and expenses, including attorneys and accountants fees, incurred by it in any attempt by it to recover all or any portion of the Tax Receivable or any Interim Assessments or to establish the validity, availability and applicability of all or any portion the NOL Savings (whether or not resulting in the payment of any monies to TJI because such attempt fails, by reason of the application of clause (ii) of Section 1(e) hereof or otherwise). TJI shall have right to approve the Company's selection of counsel and accountants to represent it with respect to such attempted recovery, which approval will not be unreasonably withheld or delayed. Such reimbursement shall be made by TJI within thirty (30) days of written demand by Purchaser. In the event that either party (the "Refusing Party") wishes to cease to seek to recover the Tax Receivable or any identifiable component of any Interim Assessments or the NOL Savings, it shall so notify the other party. From and after the delivery of such notice, such other party may at its option also discontinue seeking such recovery, or continue to seek such recovery at its sole expense, such expenses to include payment to the Refusing Party of its cost in providing support reasonably requested by such other party in continuing to seek such recovery.
In such event if such other party is not already entitled, by virtue of the Closing Note, the Reconciliation Note or otherwise, to 100% of the recovery of the tax benefit which the Refusing Party does not wish to seek to recover, such other party shall thereafter be so entitled.

     (g)  CONVERSIONS.  All payment obligations (including amounts of Inter-Co
Debt) will be initially determined in Canadian dollars but shall be paid in U.S. dollars at a conversion rate equal to the average of the median of the buyers' and sellers' rates as of the close of business on the last business day of each of the four (4) weeks preceding the week during which the payment is made, all as quoted by the Bank of Canada; provided, however, that the principal amount of the Closing Note and the Reconciliation Note and interest thereon shall be denominated and paid in Canadian dollars, and the amount of the Risk Asset Obligation shall be determined and remain in Canadian dollars.

                                    ARTICLE 2

2.   REPRESENTATIONS AND WARRANTIES OF TJI.

     TJI hereby represents and warrants to Purchaser as of the date hereof as follows:

     (a) DISCLOSURE SCHEDULE. The disclosure schedule marked as Exhibit 2 hereto (the "Disclosure Schedule") is divided into sections which correspond to the sections of this Section 2. The Disclosure Schedule comprises an accurate and complete list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth below and a disclosure or description made in any section thereof shall constitute a disclosure for purposes of any other section of this Agreement.

     (b) CORPORATE ORGANIZATION, MINUTE BOOKS AND RECORDS. Each of the Company, Laflamme and TJI is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated, has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Company and Laflamme is duly qualified or licensed to do business in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing and is in good standing in each such jurisdiction, except in such jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on it or its current activities; and has heretofore delivered to Purchaser complete and correct copies of its certificate and articles of incorporation and bylaws, as amended and presently in effect. The Disclosure Schedule contains a list for each of the Company and Laflamme of all jurisdictions in which it is qualified or licensed to do
business.   Neither the Company nor Laflamme owns (and has not at any time on or after March 30, 1992 owned) of record or beneficially more than five percent (5%) of the outstanding voting securities of any corporation or partnership or other legal entity, except that during such period the Company has owned beneficially and of record all of the shares of the outstanding capital stock of Laflamme, common and preferred.

     The corporate records and minute books of each of the Company and Laflamme contain complete and accurate minutes of all its meetings of and copies of all its by-laws and resolutions passed by its directors and shareholders since its incorporation; all such meetings were duly called and held, all such by-laws and resolutions were duly passed and the share certificate books, registers of shareholders, registers of transfers, registers of directors, register of debt holders and other corporate registers of Company and Laflamme are each complete and accurate in all material respects. There is in existence no shareholders' agreement nor a unanimous shareholders' agreement governing the affairs of Company or Laflamme. The Disclosure Schedule sets out the names of the current officers and directors of each of the Company and Laflamme.

     (c) CAPITALIZATION. The authorized capital stock of each of the Company and Laflamme, is set forth on the Disclosure Schedule. With respect to each of the Company and Laflamme (i) the number of shares of its capital stock outstanding as of the date of this Agreement are set forth on the Disclosure Schedule, (ii) all the issued and outstanding shares of its capital stock are duly authorized, validly issued, fully paid, nonassessable and are without, and were not issued in violation of, preemptive rights, (iii) there are no other shares of its capital stock or other equity securities outstanding or any securities convertible into or exchangeable for such shares, securities or rights, (iv) there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any of its capital stock or other equity securities or any securities convertible into or exchangeable for such shares, securities or rights, (v) there are no contracts, commitments, understandings, arrangements or restrictions by which it is bound to issue or acquire any additional shares of its capital stock or other equity securities or any options, warrants, conversion privileges or other rights to purchase or acquire any of its capital stock or other equity securities or any securities convertible into or exchangeable for such shares, securities or rights.

     (d) AUTHORIZATION. TJI has the legal capacity to enter into this Agreement and each of TJI and Outlook has the legal capacity to carry out the transactions contemplated hereby, including without limitation the legal capacity to execute, deliver and perform the instruments, agreements or contracts, if any, required by Section 5 to be executed and delivered by either of them as a condition to Closing. This Agreement has been duly authorized and has been duly and validly executed by TJI and constitutes its valid and binding legal obligation, enforceable against it in accordance with its terms.

     (e) NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles, certificate or certificate and articles of incorporation or bylaws of the Company. Laflamme or TJI; or (ii) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company, Laflamme, Outlook or TJI is a party or by which any of them or their respective properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (iii) result in the creation or imposition of any mortgage, hypothec, pledge, lien, security interest, encumbrance, restriction, prior claim, adverse claim, easement, servitude, right-of-way, tenancy, lease, encroachment or charge of any kind, whether or not of record (herein a "Lien") upon any property or assets of the Company or Laflamme, under any debt, obligation, contract, agreement or commitment to which any of them is party or by which any of them or their respective assets or properties is or may be bound; or (iv) violate or cause a violation of any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (sometimes hereinafter separately referred to as a "Law" and sometimes collectively as "Laws") of any foreign, federal, provincial, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (hereinafter sometimes separately referred to as an "Authority" and sometimes collectively as "Authorities").

     (f) CONSENTS AND APPROVALS. With respect to Company, Laflamme, Outlook and TJI, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by TJI or the consummation by any of them of the transactions contemplated herein.

     (g) FINANCIAL STATEMENTS. TJI has furnished to Purchaser with respect to each of the Company and Laflamme its balance sheets and statements of operations described on the Disclosure Schedule, which financial statements in any event includes the DW 9/94 Balance Sheet and the LF 12/94 Balance Sheet. The most recent balance sheet so described with respect to each of the Company and Laflamme will be referred to herein as its "Latest Balance Sheet" or other words indicating which corporations balance sheet is being described. All such financial statements of each of the Company and Laflamme (i) are in accordance with its books and records and have been, prepared in conformity with GAAP consistently applied, and (ii) fairly present its financial position as of the respective dates thereof and the results of operations for the periods then ended, all in accordance with GAAP consistently applied for all periods.

     (h) LOSS CONTINGENCIES; OTHER LIABILITIES. Except as reflected in its Latest Balance Sheet or the footnotes thereto, and except for other liabilities and obligations arising in the ordinary course since the date of its Latest Balance Sheet which are consistent in type and amount with those reflected in its Latest Balance Sheet, neither the Company nor Laflamme has (i) any loss contingencies which for any reason are not required by GAAP to be accrued;
(ii) any other categories of liabilities or obligations, known or unknown, fixed or contingent, liquidated or unliquidated which are not required by GAAP to be accrued. For purposes of this Agreement, "Loss Contingency" shall have the meaning accorded to it by GAAP.

     (i)  ABSENCE OF CERTAIN CHANGES.   Since the date of its Latest Balance
Sheet, the Company and Laflamme have each owned and operated its assets, properties and businesses in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, neither the Company nor Laflamme has:

          (i) suffered any adverse change in its condition (financial or otherwise), assets, business and properties or experienced any event or failed to take any action which reasonably could be expected to result in such an adverse change;

          (ii)  suffered any loss, damage, destruction or other   casualty
     (whether or not covered by insurance) or suffered any loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships;

          (iii) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock; or purchased or redeemed any shares of its capital stock;

          (iv) agreed to lend any money or incurred any indebtedness for borrowed money, or lent any money which is outstanding on the date hereof;

          (v) subjected to any Lien, any of its properties or assets, tangible or intangible;

          (vi) acquired or disposed of any assets or properties except in the ordinary course of business consistent with past practice;

          (vii) forgiven or cancelled any debts or claims, or waived any rights except in the ordinary course of business consistent with past practice;

          (viii) entered into any transaction except in the ordinary course of business consistent with past practice;

          (ix) granted to any officer or salaried employee or any other employee any increase in compensation in any form or paid any severance or termination pay;

          (x) entered into any commitment for capital expenditures for additions to plant, property or equipment in excess of Can.$ 25,000; or

          (xi) agreed, whether in writing or otherwise, to take any action described in this section.

     (j) REAL PROPERTIES. Each of the Company and Laflamme has good and marketable title in fee simple in and to, or a leasehold interest in and to, all of real property and fixtures thereon owned or occupied by it or otherwise reflected in its Latest Balance Sheet (except for real property assets and fixtures sold in the ordinary course of business since the date of its Latest Balance Sheet), all of which property, and the respective interest of the Company and Laflamme therein, is described in the Disclosure Schedule. Such leasehold interests are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach or default thereof or thereunder. None of the real property assets or fixtures owned by Company or Laflamme is subject to any Lien, except the following
(herein called "Permitted Liens"):   (i) Liens securing specified liabilities or
obligations shown on the Latest Balance Sheet of the debtor corporation with respect to which no breach, violation or default exists; (ii) minor imperfections of title which do not impair the value, existing use or transferability of such real property assets or fixtures; and (iii) Liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings. With respect to each of the Company and Laflamme, all real properties owned by and leased to it are free from structural defects, in good operating condition and repair (ordinary wear and tear excepted), with no material maintenance, repair or replacement having been deferred or neglected, and suitable for the intended use and free from other material defects. Each such real property and its present use conform in all respects to all occupational, safety or health, zoning, planning, subdivision, platting and similar Laws, and there is, to the knowledge of TJI, the Company or Laflamme, no such Law contemplated that would affect adversely the ownership or lease and operation and use such real properties. Except as set forth in the Disclosure Schedule, all public utilities necessary for the use and operation of any facilities on the aforesaid real properties are available for use or access at such properties and there is no legal or physical impairment to free ingress or egress from any of such facilities or real properties.

     (k) MACHINERY, EQUIPMENT, VEHICLES AND PERSONAL PROPERTY. With respect to each of the Company and Laflamme, it has good and marketable right, title and interest in and to, or a leasehold interest in and to, all machinery, equipment, vehicles and other personal property, tangible or intangible (including inventories and receivables) owned or primarily utilized by it or otherwise reflected in its Latest Balance Sheet (except for such items sold or otherwise disposed of in the ordinary course of business since the date of its Latest Balance Sheet), any such personal property under lease being separately described in the Disclosure Schedule. All of such leasehold interests relating to machinery, equipment, vehicles and other personal property are valid and in full force and effect and enforceable in accordance with their terms and there does not exist any violation, breach or default thereof or thereunder. None of such machinery, equipment, vehicles or other personal property owned by Company is subject to any Lien except Permitted Liens of the type described in clause(j)(i). The machinery, equipment, vehicles and other personal property of Company which are necessary to the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and fit for the intended purposes thereof and no material maintenance, replacement or repair has been deferred or neglected.

     (l) INVENTORIES. All inventory of the Company or Laflamme the value of which is included in the determination of its Adjusted Net Worth, consists of a quality and quantity usable and salable in the ordinary course of business, and the respective present quantities of all inventory of Company and Laflamme are reasonable in the present circumstances of the businesses as currently conducted or as proposed to be conducted.

     (m)  RECEIVABLES AND PAYABLES.

          (i) With respect to each of the Company and Laflamme, it has good right, title and interest in and to all its accounts and notes receivable and trade notes and trade accounts reflected in its Latest Balance Sheet and those acquired and generated since the date of its Latest Balance Sheet (except for those paid since the date of its Latest Balance Sheet). None of such accounts and notes receivable and trade notes and trade accounts is subject to any Lien. Except to the extent of applicable reserves shown in its Latest Balance Sheet, all of the accounts and notes receivable, trade notes and trade accounts owing to Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no claims, refusals to pay or other rights of set-off against any thereof. No account or note debtor whose account or note balance exceeds the amount set forth in the Disclosure Schedule at the date set forth therein was delinquent in payment by more than ninety days. The aging schedule of the accounts and notes receivable and trade notes and trade accounts of Company previously furnished to Purchaser is complete and accurate. All account or note receivable or trade note or trade account are collectible in accordance with their terms, other than for such accounts and notes which are not in excess of the reserves established therefor in the Latest Balance Sheet in which it is reflected.


          (ii) With respect to each of the Company and Laflamme, all accounts payable and notes payable by it arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent.

     (n) INTELLECTUAL PROPERTY. The Company and Laflamme each owns or has valid rights to use exclusively and perpetually, free of any Lien and without the obligation to pay royalties or other compensation to any third party with respect thereto, all Canadian, United States and other foreign patents, trademarks, trade names, industrial designs or registrations therefor, utility models or similar petty patents, servicemarks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, software code, computer software programs or applications and tangible or intangible proprietary information or material that are used or currently proposed to be used in its business as heretofore conducted; provided that rights to any software code, programs of applications which are generally commercially available, and the copyrights associated therewith need not be exclusive or perpetual (collectively the "Intellectual Property Rights"). The Disclosure Schedule sets forth a full, complete and true list of all Canadian, United States and other patents, trademarks, registered copyrights, tradenames, industrial designs and registrations therefor and servicemarks, and any applications therefor included in the Intellectual Property Rights, and specifies the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. All patents, trademarks, copyrights, service marks, trade names, industrial design and registrations held by the Company or Laflamme are valid and subsisting. The Company and Laflamme each owns or has valid rights to use exclusively and perpetually, free of any Lien and without obligation to pay royalties or other compensation to any third party with respect thereto, all advertising and promotional materials used by it, including any name or likeness of any person or entity used or any words or symbols which may have acquired secondary meaning to those exposed to such materials ("Promotional Materials").

     No claims with respect to the Intellectual Property Rights or Promotional Materials have been asserted or, to the knowledge of the TJI, the Company or Laflamme, are threatened by any person, against the Company or Laflamme, nor do any of them know of any valid grounds for any bona fide claims. There is no unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party. The conduct by each of the Company and Laflamme of its business does not infringe upon the patents, industrial designs, topographies, trade-marks, trade names, brand names, service marks, logos or copyrights, whether or not registered and whether domestic or foreign, or the trade secrets, know-how or confidential or proprietary information of any other person.

     (o) LITIGATION. There is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled or, to the knowledge of TJI, the Company or Laflamme, threatened or contemplated by or against or involving (i) the Company or Laflamme, or their respective assets, properties or businesses (including the Intellectual Property Rights or Promotional Materials) or their respective directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or (ii) TJI, Outlook, the Company or Laflamme which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

     (p)  TAX AND GOVERNMENT RETURNS.  With respect to each of the Company and
Laflamme: (i) it has duly filed in a timely manner all tax returns required to be filed by it (including any and all tax elections available to it in relation to such tax returns) and all information returns as to which the non-filing or late filing could result in interest or penalties, has made complete and accurate disclosure in such returns and has paid all taxes shown on such returns as being due and payable and has also paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and fines due and payable by it up to the date hereof and (ii) no federal or provincial taxes or interest or penalties thereon are or will become due with respect to any period which period includes any date prior to the Tax Effective Date except those which have been previously paid by it or for which an adequate provision has been made in its Latest Balance Sheet . With respect to Laflamme only, all non-capital losses which are claimed to have been incurred prior to the Tax Effective Date, including any taken into account in computing Applied NOL, are valid and available for application against the future income of Laflamme or against deferred tax charges of LaFlamme as and when the tax accrued for becomes payable. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or reassessment of income tax or the filing of any tax return by, or payment of any tax by, or levying of any governmental charge against, the Company or Laflamme. There are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now threatened or pending against the Company or Laflamme in respect of taxes or governmental charges or any matters under discussion with any governmental authority relating to taxes or governmental charges asserted by any such authority. Both the Company and Laflamme have withheld from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under any applicable legislation or regulation. The relevant federal and provincial limitation periods for reassessment of taxes have expired in respect of the Company and Laflamme for the years respectively set out in the Disclosure Schedule. The paid up capital of the Stock for purposes of the INCOME TAX ACT (CANADA) is in excess of 24,000,000 Canadian dollars (Can.$24,000,000). TJI's adjusted cost base in the Stock is in excess of Can.$10,000,000.

     (q) INSURANCE. The Disclosure Schedule contains an accurate and complete list of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by Company or Laflamme, specifying the insured, the insurer, the policy number, the term of the coverage and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect, will remain in full force and effect following Closing and all premiums with respect thereto have been paid. During the preceding five (5) years, neither the Company nor Laflamme have been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past two years.

     (r)  PENSION AND RETIREMENT PLANS.

               (i) Company is not party to, or bound by, any oral or written retirement or pension plan or other similar arrangements other than the Group Registered Retirement Savings Plan for Hourly Employees of Dashwood Industries Limited (the "Group RRSP") and the Registered Pension Plan for Employees of Dashwood Industries Limited (the "Registered Pension Plan"). Laflamme is not party to nor bound by any oral or written retirement or pension plan or other similar arrangements.

               (ii) The text of the Group RRSP, the agreement with the issuer of the Group RRSP, the employee application form or forms relating to the Group RRSP and all relevant employee communications with respect to the Group RRSP have been delivered to the Purchaser. Such documents contain all terms of the Group RRSP and are enforceable in accordance with applicable laws.

               (iii) Company has properly administered the Group RRSP, and the Group RRSP is in good standing, in accordance with its terms, the terms of the agreement with the issuer of the Group RRSP, and applicable laws. In particular, without limiting the generality of the foregoing, Company has made all withholdings and remittances with respect to the Group RRSP required by its terms and applicable laws.

               (iv) To the best of the knowledge of Company, the issuer of the Group RRSP has complied with all of its obligations to Company and to employees of Company under applicable law and terms of the Group RRSP.

               (v) The Registered Pension Plan is a money-purchase plan funded pursuant to a Group Annuity Policy issued by The Mutual Life Assurance Company of Canada. Policy GA 7554-2-RPP, dated July 1, 1992 contains all terms of the Registered Pension Plan and is enforceable in accordance with its terms and applicable laws and regulatory policies.

               (vi) The Registered Pension Plan is duly registered and in good standing under all applicable legislation including without limitation the PENSION BENEFITS ACT (Ontario) and the INCOME TAX ACT (Canada), and no events have occurred which could jeopardize such status.

               (vii) All material reports and disclosures relating to the Registered Pension Plan required by applicable laws and regulatory policies have been filed, distributed or made.

               (viii) All material obligations (including without limitation fiduciary and funding obligations and payment of any taxes, penalties or fees payable under applicable legislation) required to be performed in connection with the Registered Pension Plan pursuant to its terms, applicable laws and regulatory policies have been performed. Without limiting the foregoing, there are no outstanding liabilities under the Registered Pension Plan for taxes, penalties or fees under any applicable legislation including without limitation the

          PENSION BENEFITS ACT (Ontario) and the INCOME TAX ACT (Canada).

               (ix) No withdrawals of assets, including cash, have been made from the assets from time to time held in connection with the Registered Pension Plan or any prior registered pension plan offered by Company, except for the purpose of paying or arranging for the payment of benefits or proper expenses of the Registered Pension Plan in accordance with its terms and applicable laws.

               (x) The Registered Pension Plan is fully funded on both a going concern and solvency basis.

               (xi) The Registered Pension Plan was established effective
          July 1, 1988. Prior to that date Company offered a defined benefit registered pension plan to eligible employees. Company has complied with the terms of such prior registered pension plan, all applicable laws and all applicable regulatory policies with respect to the prior administration, including the conversion or termination, of such prior registered pension plan.

               (xii) The data with respect to the Registered Pension Plan provided to the Purchaser is complete and accurate in all material respects.

               (xiii) No representations have been made to employees or former employees or Company who may become eligible to receive benefits from the Registered Pension Plan to the effect that the Registered Pension Plan will be amended, except as required by applicable law or by the appropriate regulatory authorities to preserve the registered status of the Registered Pension Plan therewith.

               (xiv) No actions, suits or claims are pending or threatened in respect of the Group RRSP and the Registered Pension Plan other than routine uncontested claims for benefits.

     (s) BANK ACCOUNTS; POWERS OF ATTORNEY. The Disclosure Schedule sets forth with respect to each of the Company and Laflamme: (i) the names and locations of all financial institutions, investment banking and brokerage houses, and other similar institutions at which it maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; (ii) the terms and conditions thereof and any limitations or restrictions as to use, withdrawal or otherwise; and
(iii) the names of all persons or entities holding general or special powers of attorney from it and a summary of the terms thereof.

     (t)  CONTRACTS AND COMMITMENTS; NO DEFAULT.

          (i) The Disclosure Schedule sets forth with respect to each of the Company and Laflamme:

               A. all its contracts, commitments, agreements or arrangements with any person which (1) requires payments individually in excess of $5,000 annually or in excess of $25,000 over its term (including without limitation periods covered by any option to extend or renew by either party) and (2) is not terminable on thirty (30) days' or less notice without cost or other liability;

               B. all its obligations to pay any person or entity cash remuneration at the annual rate (including without limitation guaranteed bonuses) of more than $50,000 for services rendered;

               C. any agreement which restricts it from carrying on its businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity;

               D. any obligation or requirement to which it is subject to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity;

               E. any agreement, contract, commitment or loan (i) between it and any director, officer or consultant of TJI, Outlook, the Company or Laflamme, or (ii) under which any Intellectual Property Rights or Promotional Materials are licensed to the Company or Laflamme;

               F. any of its outstanding sales or purchase contracts, commitments or proposals which may result in any loss upon completion or performance thereof;

               G. any purchase or sale contract or agreement to which it is party that calls for aggregate purchases or sales in excess over the course of such contract or agreement of $25,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on sixty (60) days' or less notice without cost or other liability at or any time after the Closing;

               H. all distributorship, dealer, manufacturer's representative, franchise or similar sales contracts to which it is party.

          (ii) True and complete copies (or summaries, in the case of oral items) of all items disclosed pursuant to subsection 2(t)(i) have been made available to Purchaser for review. All such items are valid and enforceable by and against Company or Laflamme, which ever is party thereto, in accordance with their respective terms; neither the Company nor Laflamme is in breach, violation or default, however defined, in the performance of any of its obligations thereunder, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and, to the knowledge of TJI, the Company and Laflamme, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

     (u) ORDERS, COMMITMENTS AND RETURNS. With respect to each of the Company and Laflamme (i) all accepted and unfulfilled orders for the sale of products and the performance of services entered into by it and all outstanding contracts or commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business, (ii) there are no claims, or facts which might give rise to a claim, against it to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable, (iii) it is not required to provide any bonding or other financial security arrangements in connection with transactions with any of its customers or suppliers in the ordinary course of its business or otherwise.

     (v)  EMPLOYMENT MATTERS.

          (i) except for unwritten and normal contracts of employment for indefinite hire, all written or oral employment, service, union or other similar agreement to which the Company or Laflamme is party are described in the Disclosure Schedule; the Company and Laflamme are each in compliance with all such agreements to which it is a party and is not in arrears in the payment of any obligations required to be made under any such agreements, contingent or otherwise; and none of such agreements contain any specific agreement as to notice of termination or severance pay in lieu thereof;

          (ii) neither the Company nor Laflamme has made any agreements with any labour union or employee association or made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements except as set forth and described in the Disclosure Schedule and except with respect to those which have expired in accordance with their terms and are not being renegotiated, and each is in compliance with the terms of all such agreements to which it is a party set forth in the Disclosure Schedule; there are no grievances currently outstanding or anticipated against either the Company or Laflamme with respect to any labour union or employee association, there are no letters of agreement between either of them and any labour union or employee association and there are no minutes of settlement which contain outstanding obligations of either of them, except as set forth and described in the Disclosure Schedule; neither the Company nor Laflamme is aware of any current attempts to organize or establish any other labour union or employee association with respect to it;

          (iii) the Company employs a total of 248 full-time persons, 88 of who are on layoff subject to recall, and 3 part-time persons and Laflamme employs a total of 239 full-time persons, 130 of who are on layoff subject to recall, and 2 part-time persons; the names of such individuals, their positions, their years of service and their present salaries and benefits are set out in Disclosure Schedule; TJI has no reason to believe that any employee of the Company or Laflamme would terminate his employment due to the transactions contemplated by this Agreement; and general relations between the Company and Laflamme and their respective employees are good and there is no labour strike, dispute, slowdown or stoppage pending or threatened;

          (iv) neither the Company nor Laflamme is liable for any damages to any employee or former employee resulting from the violation of any applicable employment law or employment agreement;

          (v) there have been no claims of wrongful dismissal, no human rights complaints or inquiries made and no EMPLOYMENT STANDARDS ACT (ONTARIO) OR LABOUR STANDARDS ACT (QUEBEC) complaints, inquiries or claims made against the Company during the six (6) years preceding the Closing Date or against Laflamme during the two (2) years preceding the Closing Date;

          (vi) there are no outstanding inspection orders against the Company or Laflamme under the OCCUPATIONAL HEALTH AND SAFETY ACT (ONTARIO) or regulations thereto or the ACT RESPECTING OCCUPATIONAL HEALTH AND SAFETY (QUEBEC) or regulations thereto (collectively "OHSA"). There are no outstanding prosecution orders against the Company or Laflamme under the PROVINCIAL OFFENCES ACT (ONTARIO) or the LABOUR CODE (QUEBEC) or the CODE OF PENAL PROCEDURE (QUEBEC) for violations of OHSA nor are TJI, the Company or Laflamme aware of any threatened prosecutions or grounds upon which any prosecution may be commenced. The Company and Laflamme have each fully complied with applicable provisions of OHSA and the regulations thereunder, and there have been no serious accidents or incidents affecting worker health or safety;

          (vii) all assessments against the Company and Laflamme pursuant to the WORKERS COMPENSATION ACT (ONTARIO) (the "WCA") and the ACT RESPECTING INDUSTRIAL ACCIDENTS AND OCCUPATIONAL DISEASES (QUEBEC) (the "IAOD") have been paid and any deficiencies in payments have been properly accrued and are recorded on their respective books. There are no existing or potential claims of which TJI, the Company or Laflamme have knowledge or notice for compensation or pensions under the WCA or the IAOD. There have not been any nor are there any penalty assessments or warnings in respect of penalty assessments nor any workwell audit outstanding or scheduled against the Company or Laflamme;

          (viii) the Company and Laflamme have each complied with applicable requirements of the PAY EQUITY ACT (ONTARIO), and the Company and Laflamme have each complied with applicable requirements of the ACT RESPECTING THE PROTECTION OF PERSONAL INFORMATION IN THE PRIVATE SECTOR (QUEBEC);


          (ix) neither the Company nor Laflamme is an 'employer' under the EMPLOYMENT EQUITY ACT (CANADA) and there has been no requirement under such Act to file a report;

          (x) all vacation pay, bonuses, commissions and other employee benefit payments payable to employees of the Company or Laflamme through the date thereof are reflected and have been accrued in its Latest Balance Sheet;

          (xi) neither the Company nor Laflamme has made any representations or commitments to its employees with respect to future increases in wage or other compensation; and

          (xii) the only profit sharing plans, deferred compensation or incentive plans, health, dental, welfare and employee benefit plans, bonus plans, stock option plans, stock purchase plans, unemployment compensation plans, insurance plans, severance plans, sick leave, vacation plans or similar benefit plans that are maintained by the Company or Laflamme with respect to their respective employees are those described in the Disclosure Schedule (which are collectively referred to as the "Benefit Plans"). Each Benefit Plan has been duly registered where required by, and is in good standing under, all applicable legislation, rules or orders including, without limitation, the INCOME TAX ACT (CANADA) and parallel provincial law, and all required employer contributions under each Benefit Plan have been made and the applicable funds have been funded in accordance with the terms of the Benefit Plans and any applicable legislation, rule or order and no past service funding liabilities exist thereunder. All required employee's and employer's contributions payable under applicable federal and provincial legislation, regulations, rules, decrees or orders have been made and there have not been any, nor are there notices of any, assessments or penalty assessments, letters of demand or warnings against the Company or Laflamme.

     (w) DEALERS AND SUPPLIERS. There has not been in the twelve month period prior to the date hereof any adverse change in the business relationship of the Company or Laflamme and any of their respective dealers or suppliers.

     (x) PERMITS AND OTHER OPERATING RIGHTS. Neither the Company nor Laflamme requires, in connection with the ownership or possession of its assets or properties or the conduct of its business as previously, presently or as presently anticipated to be conducted, the Consent of any Authority, except those Consents previously obtained. All such required Consents are in full force and effect and listed in the Disclosure Schedule, and neither TJI, the Company nor Laflamme have received any notice of termination or cancellation of, nor know of any facts permitting the termination od cancellation of, any such Consents.

     (y) COMPLIANCE WITH LAW. The assets, properties, businesses and operations of both the Company and Laflamme are and have been conducted in compliance with all Laws applicable to the ownership and conduct of their assets, properties, businesses and operations. There are no outstanding and unsatisfied deficiency reports, plans of correction, notices of noncompliance or work orders relating to any such Authorities, and no such discussions with any such Authorities are scheduled, pending or anticipated.

     (z) ASSETS OF BUSINESS. With respect to each of the company and Laflamme, the assets owned or leased by it constitute all of the assets held for use or used primarily in connection with its businesses and are adequate to carry on such businesses as presently conducted and as contemplated by it to be conducted.

     (aa) BUSINESS GENERALLY. There has been no event, transaction or information which has come to the attention of TJI, the Company or Laflamme which, as it relates directly to the businesses of the Company or Laflamme, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on either of their respective businesses.

     (ab) ENVIRONMENTAL AND OCCUPATIONAL HEALTH AND SAFETY MATTERS.   Except as
set forth in the Disclosure Schedule:

               (i) the real property owned, leased or occupied by the Company or Laflamme and its existing and prior uses comply and have at all times complied with, and neither the Company nor Laflamme is in violation of, nor has it violated, in connection with the ownership, use, maintenance or operation of its assets including such real property or the conduct of its business, any applicable federal, provincial, municipal or local laws, regulations, orders or approvals of any governmental authorities relating to environmental and occupational health and safety matters;

               (ii) without limiting the generality of this Section 2(ab), the Company and Laflamme have each operated all real property owned, leased or occupied or otherwise used by it in its business and has at all times received, handled, used, stored, treated, shipped and disposed of all environmental contaminants in the conduct of its business in compliance with all applicable environmental, health or safety laws, regulations, orders or approvals;

               (iii) there are no orders or directions relating to environmental or occupational health and safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets of the Company or Laflamme or the conduct of their respective businesses, nor has TJI, the Company or Laflamme received any notice of any of the same;

               (iv) except to the extent in compliance with all applicable federal, provincial, municipal or local laws, regulations, orders or approvals of any governmental authorities related to environmental and occupational health and safety matters (A) no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed, stored or disposed of at, on or near real property owned, leased or occupied by the Company or Laflamme, (B) no such real property been used at any time by any person as a landfill or waste disposal site, and (C) no aboveground or underground treatment and storage tanks, sumps, water, gas or oil wells, or related piping, conduits or other structures are or have been located on or under such real property; and

               (v) no notice of any violation of any of the matters referred to in Section (ab)(i) through (iv) relating to the business or the assets of the Company or Laflamme or their use have been received by TJI, the Company or Laflamme, and there are no writs, injunctions, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the assets of the Company or Laflamme or their respective businesses nor is there any basis for such lawsuits, claims, proceedings or investigations being instituted or filed and the Company or Laflamme possess as of Closing all required certificates, licenses, permits or consents from any Authority with respect to matters relating to the environment or occupational health and safety, including any regulatory restrictions on the use of phenyl mercury oleate ("PMO") or the export to the United States of windows or components thereof coated with PMO;

     (ac) BROKERS.   Neither TJI, Outlook, the Company or Laflamme nor any of
their respective directors, officers or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to TJI, the Company or Laflamme for any such fee or commission to be claimed by any person or entity.

     (ad) OUTLOOK REPRESENTATIONS. Outlook has the full legal right, power and authority to sell, transfer, assign and deliver record ownership to the Stock to Purchaser at Closing and delivery of the Stock at Closing will transfer to Purchaser valid legal and beneficial ownership thereto free and clear of all Liens.

     (ae) ACCURACY OF INFORMATION. No representation or warranty by TJI in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading as of the date of the representation or warranty.


                                    ARTICLE 3

3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants to TJI as of the date hereof as follows:

     (a) CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the law of the State of Minnesota.

     (b) AUTHORIZATION. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Purchaser has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Purchaser enforceable against it in accordance with its terms.

     (c) NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will violate any provision of the articles of incorporation or bylaws of Purchaser or any subsidiary of Purchaser.

     (d) DISCLOSURE. No representation or warranty by Purchaser in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which made, not misleading as of the date of the representation or warranty.

     (e)  CONSENTS AND APPROVALS.  Except for the Consents identified on
Exhibit 3(e) hereto, no Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a material adverse effect on the business of Purchaser and its subsidiaries taken as a whole.

     (f) BROKERS. Neither Purchaser nor any of its directors, officers or key employees have employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Purchaser for any such fee or commission to be claimed by any person or entity.


                                    ARTICLE 4

4.   COVENANTS.

     (a) AGREEMENTS AS TO SPECIFIED MATTERS. Except as consented to in advance by Purchaser, from the date hereof until the Closing, TJI shall not permit the Company or Laflamme to:

          (i) Except as required by Section 4(j), hereof, amend its certificate and articles of incorporation or bylaws;

          (ii)  Borrow or agree to borrow, or lend or agree to lend, any funds;

          (iii) Incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities or loss contingencies except those which are not material in amount and were incurred in the ordinary course of business consistent with past practices;

          (iv) Pay, discharge or satisfy any claims, liabilities or obligations prior to maturity;

          (v) Permit or allow any of its properties or assets material to the operation of its businesses to be subjected to any Lien except (i) as set forth in the Disclosure Schedule and (ii) for Permitted Liens;

          (vi) Cancel or amend any debts, waive any claims or rights or sell, transfer or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties or assets which, individually or in the aggregate, are not material to the conduct of its businesses;

          (vii) License, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right to the use of any intellectual property rights other than for such intellectual property rights which, individually or in the aggregate, are not material to the conduct of its businesses;

          (viii) (A) Terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any collective bargaining agreement or employment or similar agreement or arrangement with any of its directors, officers or employees; (B) terminate, enter into, adopt, institute or otherwise become subject to or amend in any material respect any employee compensation plan; (C) contribute, set aside for contribution or authorize the contribution of any amounts for any such employee compensation plan except as required (and not discretionary) by the terms of such employee compensation plan; or (D) grant or become obligated to grant any general increase in the compensation of any directors, officers or employees (including without limitation any such increase pursuant to any employee compensation plan);

          (ix) Make or enter into any commitment for capital expenditures for additions to property, plant or equipment individually in excess of $25,000.00;

          (x) (A) Declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other securities (including without limitation distributions in redemption or liquidation) or redeem, purchase or otherwise acquire any shares of its capital stock or other securities; (B) issue, grant or sell any shares of its capital stock or equity securities of any class, or any options, warrants, conversion or other rights to purchase or acquire any such shares or equity securities or any securities convertible into or exchangeable for such shares or equity securities, except issuance of Company Common Stock pursuant to the exercise of stock options outstanding on the date hereof; (C) become a party to any merger, exchange, reorganization, recapitalization, liquidation, dissolution or other similar corporate transaction; or
     (D) organize any new subsidiary, acquire any capital stock or other equity securities or other ownership interest in, or assets of, any person or entity or otherwise make any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any person or entity;

          (xi) Pay, lend or advance any amounts to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with TJI, Outlook any affiliate of either such person or any of its or their respective directors, officers, or employees;

          (xii) Terminate, enter into or amend in any material respect any item identified in Section 2(t) of the Disclosure Schedule, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any such item; or

          (xiii) Agree, whether in writing or otherwise, to take any action described in this section.

     (b) CONDUCT OF BUSINESS. TJI shall cause each of the Company and Laflamme to maintain its assets and properties and carry on its businesses and operations only in the ordinary course in substantially the same manner as previously operated and to use its best efforts to preserve intact its business organizations, existing business relationships (including without limitation its relationships with officers, employees, dealers, distributors, independent contractors, customers and suppliers), good will and going concern value.

     (c) NO SOLICITATION OF ALTERNATE TRANSACTION. TJI shall not, nor shall it permit Outlook, the Company or Laflamme or any of their respective directors, officers, representative, agents and employees to, directly or indirectly, participate in discussions regarding or conclude or become bound by any arrangement involving the issuance, purchase or sale of the capital stock of, or merger, consolidation, sale of substantial assets or of a significant amount of assets with or by the Company or Laflamme, or any liquidation, dissolution or similar transactions involving the Company or Laflamme.

     (d)  FULL ACCESS TO PURCHASER.   TJI shall cause Company and Laflamme to
afford to Purchaser and its directors, officers, employees, counsel, accountants and other representatives free and full access during normal business hours to their respective facilities, properties, books and records in order that Purchaser may have full opportunity to make such investigations as it shall desire to make of their respective affairs; PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with their respective business operations; and TJI shall cause the Company and Laflamme to furnish such additional financial and operating data and other information as Purchaser shall, from time to time, reasonably request, including without limitation access to the working papers of their independent certified public accountants; and, PROVIDED, FURTHER, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of TJI herein.

     (e) CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will use, and cause their respective directors, officers, employees, accountants, counsel and other representatives, all commercially reasonable efforts to maintain the confidentiality of all of the Information except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this section with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur.

     (f) FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Subject to the terms and conditions herein provided, the parties hereto shall, and TJI shall cause Outlook, the Company and Laflamme to, use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein.

     (g)  FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

          (i) Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

          (ii) TJI shall cause the Company and Laflamme to cooperate with Purchaser to promptly develop plans for the management of the businesses after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and to further cooperate with Purchaser to provide for the implementation of such plans as soon as practicable after the Closing. Subject to applicable Law, TJI shall cause the Company and Laflamme to confer on a regular and reasonable basis with one or more representatives of Purchaser to report on material operational matters and the general status of ongoing operations.

          (iii) At all times from the date hereof until the Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in Article 5 and Article 6 hereof.

     (h) SUPPLEMENTS TO DISCLOSURE SCHEDULE. Prior to the Closing, TJI will supplement or amend the Disclosure Schedule with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of TJI which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of TJI contained in Section 2 hereof in order to determine the fulfillment of the conditions set forth in section 5(a), the Disclosure Schedule shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

     (i) PUBLIC ANNOUNCEMENTS. Neither of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that either of the parties hereto may at any time make any announcements which are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

                                    ARTICLE 5

5.   CONDITIONS TO OBLIGATIONS OF PURCHASER.

     Notwithstanding any other provision of this Agreement to the contrary, the obligation of Purchaser to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of TJI contained in this Agreement, including without limitation in the Disclosure Schedule initially delivered to Purchaser as Exhibit 2 (and not including any changes or additions delivered to Purchaser pursuant to section 4(h)), shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such time.

     (b) PERFORMANCE. TJI shall have performed and complied in all material respects with all agreements, covenants, and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

     (c)  REQUIRED APPROVALS AND CONSENTS.

          (i) All action required by law and otherwise to be taken by the TJI, the Company and Laflamme to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (ii) All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, and all Consents of from all other persons and entities, shall have been delivered, made or obtained, and Purchaser shall have received copies thereof.

     (d) ADVERSE CHANGES. No material adverse changes shall have occurred in the assets, business, properties or condition (financial or otherwise) of the Company or Laflamme.

     (e) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would individually or in the aggregate, otherwise have a material adverse effect on the assets, business, properties or condition (financial or otherwise) of the Company or Laflamme.

     (f) OPINION OF COUNSEL. Purchaser shall have received an opinion of TJI's American and Canadian counsel, dated the Closing Date, in form and substance satisfactory to Purchaser.

     (g) LEGISLATION. No Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

     (h) ACCEPTANCE BY COUNSEL TO PURCHASER. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Oppenheimer Wolff & Donnelly, counsel to Purchaser.

     (i) CERTIFICATES. Purchaser shall have received such certificates of TJI, in a form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to evidence compliance with the conditions set forth in this Section 5 and such other matters as may be reasonably requested by Purchaser.

     (j) DUE DILIGENCE. Purchaser shall have received and been satisfied with all information requested by it pursuant to section 4(d).

     (k) COLLECTIVE BARGAINING AGREEMENT. There shall be in force a collective bargaining agreement between the Company and its unionized employees satisfactory to Purchaser as of the Closing.

     (l)  MANAGEMENT EMPLOYEES.   A Canadian affiliate of TJI (the "TJI
Affiliate") and each of the Company and Laflamme shall have executed and delivered concurrently with Closing a letter (an "Offer Letter") in form satisfactory to Purchaser offering to each employee of the Company or Laflamme who immediately prior to Closing held any unvested options to acquire shares of the common stock of TJI (such employees "Management Employees" and such options whether or not vested "Options") a second job with the TJI Affiliate for the purpose of permitting them to continue to enjoy the benefit of such Options for a further two year period, and Purchaser shall have no reason to believe that any Management Employee intends to initiate litigation with the Company or TJI in connection therewith.

     (m) TAX REFUNDS. The Company shall have no basis upon which to reflect on its financial statements any right to receive a refund or other repayment of income taxes other than the Tax Receivable.

     (n) RELEASE. TJI shall have delivered to Purchaser a release in form satisfactory to Purchaser of the Company and Laflamme from TJI, Outlook and all of their respective affiliates.

                                    ARTICLE 6

6.   CONDITIONS TO TJI'S OBLIGATIONS.

     Notwithstanding anything in this Agreement to the contrary, the obligation of TJI to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained in this Agreement shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time.

     (b) PERFORMANCE. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

     (c)  APPROVALS.   All Consents listed on Exhibit 3(e) hereto shall have
been delivered, made or obtained. All action required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (d) NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

     (e)  CERTIFICATES.   Purchaser shall have furnished TJI with such
certificates of Purchaser's officers, in a form and substance reasonably acceptable to TJI, dated the Closing Date, to evidence compliance with the conditions set forth in this Section 6 and such other matters as may be reasonably requested by TJI.

     (f) OPINION OF PURCHASER'S COUNSEL. Purchaser shall have delivered to TJI an opinion from Oppenheimer Wolff & Donnelly, counsel to Purchaser, dated the Closing Date, in form and substance satisfactory to TJI.

     (g) ACCEPTANCE BY COUNSEL. The form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Tory Tory DesLauriers & Binnington, counsel to TJI.

     (h) MANAGEMENT EMPLOYEES. The condition precedent of Purchaser set forth in section 5(l) shall have been satisfied.

                                    ARTICLE 7

7.   TERMINATION AND ABANDONMENT.

     (a)  METHODS OF TERMINATION.   This Agreement may be terminated and the
transactions contemplated herein may be abandoned at any time, but not later than the Closing:

          (i)  By mutual written consent of Purchaser and TJI; or

          (ii) By Purchaser or TJI if the Closing shall not have occurred on or before March 31, 1995 or such later date as shall be agreed to by them (the "Termination Date"); or

          (iii) By TJI on or after the Termination Date, if any of the conditions provided for in Section 6 of this Agreement shall not have been satisfied or waived in writing by TJI prior to such date; or

          (iv) By the Purchaser on or after the Termination Date, if any of the conditions provided for in Section 5 of this Agreement shall not have been satisfied or waived in writing by Purchaser prior to such date.

     (b) PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to section 7(a), written notice thereof shall forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided in section 9(a)) shall terminate, and the transactions contemplated herein shall be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein:
(i) each party will, upon request, redeliver all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; and (ii) the confidentiality obligations of section 4(e) shall continue to be applicable but no such termination shall have the effect of releasing any party hereto from liability for damages arising from breach of any representation, warranty, agreement, covenant or other provision of this Agreement occurring prior to such termination.


                                    ARTICLE 8

8.   SURVIVAL AND INDEMNIFICATION.

     (a) SURVIVAL AND LIMITATIONS. The representations and warranties of each of the parties hereto shall survive the Closing. Except as any of the following Sections of this Article 8 may contain specific limitations, any claims for indemnity pursuant to any Section of this Article may be made indefinitely and for any amount.

     (b) INDEMNIFICATION BY PURCHASER -- UNTRUE REPRESENTATIONS OR BREACH OF WARRANTIES OR COVENANTS. Purchaser agrees to indemnify TJI from and against any and all claims, loss, liability, damage, cost and expense (collectively "Loss") suffered or incurred by it by reason of or in relation to (i) the inaccuracy or other breach of any representation and/or warranty by Purchaser in any part of this Agreement, PROVIDED, HOWEVER, that no claim for indemnity may be made pursuant to this section after the third anniversary of the Closing Date; and
(ii) any nonfulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement.

     (c) INDEMNIFICATION BY TJI -- UNTRUE REPRESENTATION OR BREACH OF WARRANTY. TJI agrees to indemnify Purchaser from and against any and all Loss suffered or incurred by Purchaser, the Company or Laflamme by reason of or in relation to the inaccuracy or other breach of any representation and/or warranty by it in this Agreement, PROVIDED, HOWEVER, that (i) no claim for indemnity may be made pursuant to this Section in connection with the representations and warranties contained in Sections 2(g) to 2(i) inclusive, Sections 2(k) to 2(o) inclusive,
Section 2(q), Sections 2(s) to 2(aa) inclusive and Sections 2(ac) to 2(ae) inclusive more than three (3) years following the Closing, and (ii) Purchaser shall not be entitled to receive any indemnity with respect to any single inaccuracy or other breach if the Loss arising therefrom is less than Can.$ 5,000.

     (d)  INDEMNIFICATION BY AND COVENANTS OF TJI -- EMPLOYMENT TERMINATION.
TJI agrees to indemnify Purchaser from and against any and all Loss suffered or incurred by Purchaser, the Company or Laflamme, by reason of (A) any claims of termination, constructive or otherwise, and any rights to notice, pay in lieu of notice, severance or damages associated therewith, made by any Management Employee (i) based on the loss by any Management Employee for any reason of the right to fully exercise any Option granted to such Employee on or prior to December 31, 1994 with respect to the shares subject thereto the rights to which were vested on or before such date or which were scheduled to vest anytime on or before the end of the two year employment period contemplated by the Offer Letter, except to the extent such loss arises from such Employee voluntarily leaving the employ of the TJI Affiliate after having accepted such employment, or on any alteration of the terms of such employment from those set forth in the Offer Letter unless such alteration was taken with the written consent of Purchaser, (ii) based on the fact that the Company and Laflamme will cease as of the Closing to honor old or grant any new Options, (B) any claim to the extent it relates to the value of the rights under the Option Plan or any part thereof and which is made by a Management Employee who accepts employment offered to it by a TJI Affiliate in respect of such employment, whether at the end of a fixed term of employment or otherwise; provided that no such indemnity obligation shall arise with respect to any action taken by the TJI Affiliate with respect to such employee at the written direction of Purchaser.

     (e)  INDEMNIFICATION -  INDEMNITIES RELATING TO ENVIRONMENTAL MATTERS
DESCRIBED IN EXHIBIT 8(E).   TJI agrees, to indemnify and hold the Purchaser
harmless from and against all Loss suffered or incurred by the Purchaser, the Company or Laflamme in any manner relating to or arising from (i) any of the events, circumstances or conditions described in any of the points in Exhibit 8(e) other than those points specifically addressed in clause (ii) of this
Section 8(e); provided that Purchaser shall not be entitled to receive any indemnity with respect to the matters described in any single such point in the Disclosure Schedule unless, and then only to the extent that, the Loss arising therefrom exceeds Can.$50,000 or (ii) any of the events, circumstances or conditions described in Clause 12 of Exhibit 8(e) with respect to the Company and its "sump" or in Clauses 8 and 9 of Exhibit 8(e) with respect to the St. Apollinaire facility of LaFlamme and its dump site and a dip tank respectively. All actions and decision taken by Purchaser, the Company or Laflamme in respect of such a indemnifiable matter shall be commercially reasonable. Purchaser shall cause TJI to be kept fully informed of Purchaser's, the Company's or Laflamme's actions in respect thereto, including reasonable advance written notice of any material pending meeting, deadline or the like. TJI shall be entitled to participate in material meetings, phone calls and the like regarding such a matter, and Purchaser, the Company and Laflamme shall not take any material action with respect to such a matter, including any selection of counsel, any compromise or settlement of such Claim or agreement with respect thereto or the initiation of any litigation or other proceeding with respect thereto, without the prior consent of the TJI, such consent not to be unreasonably withheld or delayed.

     (f) INDEMNIFICATION - INDEMNITIES REGARDING LITIGATION DESCRIBED IN THE DISCLOSURE SCHEDULE. TJI agrees, notwithstanding any description, disclosure or exception set forth in the Disclosure Schedule or in a supplement or amendment thereto pursuant to Section 4(h) or the actual or deemed knowledge otherwise derived of the Purchaser, the Company or Laflamme that an indemnity is or might be payable hereunder (collectively "Prior Knowledge"), to indemnify and hold the Purchaser harmless from and against all Loss suffered or incurred by the Purchaser, the Company or Laflamme arising from any of the matters described in
Section 2(o) in the Disclosure Schedule (or in a supplement or amendment thereto pursuant to Section 4(h)).

     (g) INDEMNIFICATION BY TJI -- OTHER. TJI agrees to indemnify Purchaser from and against: (i) any and all loss, liability or damage suffered or
incurred by it by reason of any nonfulfillment    of any covenant, agreement or
undertaking of TJI in this Agreement; and (ii) any and all costs and expenses, including without limitation legal fees and expenses, in connection with enforcing the indemnification rights of Purchaser pursuant to Sections 8(c), 8(d), 8(e), 8(f) and 8(g).

     (h) LIMITATION ON AND METHOD FOR MAKING CLAIMS FOR INDEMNIFICATION. Notwithstanding any other provision of this Agreement, TJI shall not be liable for any claim made under this Section 8 unless and until the aggregate of such claims exceeds Can. $250,000, whereupon TJI shall be liable for the full amount of such claims. The parties further agree that they intend that all indemnification claims hereunder be made as promptly as is reasonably practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly following the time its senior management become aware of the same notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. In cases not governed by Sections 8(e) or 8(i), the Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it shall deliver, within thirty (30) days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party shall file timely written notice of objection to any claim for indemnification, the validity and amount of such claim shall be determined by arbitration pursuant to section 9(l) hereof. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, shall have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

     (i) SPECIAL PROCEDURES REGARDING ENVIRONMENTAL MATTERS. TJI shall be entitled to be reimbursed if TJI has already paid an indemnity under Sections 8(c) in respect of an inaccuracy or breach of the representation contained in
Section 2(ab) or under 8(e) in respect of Loss arising from an environmental or occupational health and safety matter (such a matter giving rise to a Loss herein an "Environmental Claim"), or a credit to the extent it has not effected payment with respect to an Environmental Claim, in the event and to the extent that Laflamme and/or Dashwood shall have actually received compensation with respect to such Environmental Claim pursuant to a policy of insurance naming Laflamme as the insured or renewals thereof, the premiums on which are paid by prior owners of Laflamme and which provides coverage against any Environmental Claims, or pursuant to the Share Subscription and Purchase Agreement made between Les Placemats Armand Laflamme Inc., Gestion Rosaire Laflamme Inc., Lucien Laflamme, Richard Laflamme and Armand Laflamme, Rosaire Laflamme and Dashwood Industries Limited dated February 7, 1992 (the right to such compensation under such insurance an "Insurance Claim" and under such Agreement a "LF Claim").

For purposes of this Section 8(i), the sum of Can.$70,000 shall be deemed to have been paid by TJI with respect to an Environmental Claim concerning emission from the boiler at St. Apollinaire of Laflamme.

TJI shall have the right to assume control of the prosecution, compromise or settlement of any Insurance Claim or LF Claim provided that:

          (i) such assumption shall, by its terms, be without cost to the Purchaser, Dashwood or Laflamme;

          (ii) all actions and decision taken by TJI in respect of such a Claim shall be commercially reasonable;

          (iii) TJI shall keep Purchaser fully informed of its actions in respect thereto, including reasonable advance written notice of any material pending meeting, deadline or the like. Purchaser shall be entitled to participate in meetings, phone calls and the like regarding such a Claim, and TJI shall not take any material action with respect to such a Claim, including any selection of counsel, any compromise or settlement of such Claim or agreement with respect thereto or the initiation of any litigation or other proceeding with respect to such Claim, without the prior consent of the Purchaser, such consent not to be unreasonably withheld or delayed; and

          (iv) in the event TJI desires to initiate any litigation or other proceeding with respect to such a Claim, Purchaser shall first be given a reasonable opportunity to cause the assignment or other transfer of such Claim to TJI for initiation and prosecution to the maximum extent such an assignment or transfer may be lawfully consummated.

                                    ARTICLE 9

9.   MISCELLANEOUS PROVISIONS.

     (a) EXPENSES. Each of the parties hereto shall bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including professional fees, whether or not the transactions contemplated herein is consummated.

     (b) AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified by the parties hereto at any time prior to the Closing with respect to any of the terms contained herein; PROVIDED, HOWEVER, that all such amendments and modifications must be in writing duly executed by all of the parties hereto; and PROVIDED, FURTHER, that after any approval of the transactions contemplated herein by the sellers of Company, no such amendment or modification without the further approval of such sellers shall reduce the amount or form of the consideration or in any way materially adversely affect the rights of Company sellers with respect hereto.

     (c) WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived only in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy shall preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent shall be given in writing in the same manner as for waivers of compliance.

     (d) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

     (e) NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

     If to Purchaser:

          To:  Andersen Corporation
               100 4th Avenue No.
               Bayport, MN  55003-1096
               Attn:  Michael Johnson
               Fax:  (612) 430-5107

          With a copy to:

               Oppenheimer Wolff & Donnelly
               1700 First National Bank Building
               St. Paul, MN 55101
               Attn: Dennis P. Whelpley
               Fax:  (612) 223-2596

or to such other person or address as Purchaser shall furnish to the other parties hereto in writing in accordance with this section.

          If to TJI:

          To:  TJ International
               380 E. ParkCenter Blvd.
               Suite 300
               P. O. Box 65
               Boise, ID  83707
               Attn:  Jody Olson
               Fax:  (208) 345-3431

          With a copy to:

          Gabor G. S. Takach
          Tory Tory DesLauriers & Binnington
          Suite 3000 Aetna Tower
          Toronto Dominion Centre
          Toronto, Ontario, Canada  M5K 1N2
          Fax:  (416) 865-7380

     (f) ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that Purchaser may assign this Agreement, in whole or in any part, and from time to time, to a wholly-owned, direct or indirect, subsidiary of Purchaser, if Purchaser remains bound hereby).

     (g) GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

     (h) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (i) HEADINGS. The table of contents and the headings of the sections and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     (j) ENTIRE AGREEMENT. The Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to

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

as "this Agreement" or the "Agreement". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement (including without limitation the letter of intent dated October 26,1994, between Purchaser and TJI and all amendments and extensions thereof. Provisions of this Agreement shall be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; PROVIDED, HOWEVER, that if any such provision shall become invalid or unenforceable under applicable Law such provision shall be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement shall continue in full force and effect.

     (k) INJUNCTIVE RELIEF. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in sections 4(c), 4(e) and 9(m) hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of sections 4(c) and 4(e) hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

     (l) ARBITRATION. With the sole exception of the injunctive relief contemplated by section 9(k), any controversy or claim arising out of or relating to this Agreement, or the making, performance or interpretation thereof, including without limitation alleged fraudulent inducement thereof, shall be settled by binding arbitration in St. Paul, Minnesota by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Minnesota for this purpose.

     (m) NON-COMPETITION. For a period of three years following the Closing Date, TJI shall not, nor shall it permit any affiliate (including Outlook) to, be engaged, concerned or interested in any capacity (whether as a partner or shareholder, agent, consultant or otherwise), or permit its name or any part thereof is used or employed in connection with, or otherwise be involved in any capacity with, any business which manufactures, markets or sells doors or windows in Canada, or any similar business in Canada.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


TJ INTERNATIONAL, INC.                       ANDERSEN CORPORATION


By: /S/ Jody B. Olson                        By: /s/ J.W. Wulf
    ---------------------                        ---------------------------
Its Vice President,                           Its President and Chief
    ---------------------                         --------------------------
    Corporate Development                         Executive Officer
    ---------------------                         --------------------------


                                  Z9747\ANDERSEN\TJ-INTL\ACQ.321\3-21-95\DPW:cad


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